EXHIBIT 1.1

ANWORTH MORTGAGE ASSET CORPORATION

CONTROLLED EQUITY OFFERINGSM

SALES AGREEMENT

May 14, 2008

CANTOR FITZGERALD & CO.

110 East 59th Street

New York, NY 10022

Ladies and Gentlemen:

ANWORTH MORTGAGE ASSET CORPORATION, a Maryland real estate investment trust (the “Company”), confirms its agreement (this “Agreement”) with Cantor Fitzgerald & Co. (“CF&Co”), as follows:

1. Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through CF&Co, acting as agent and/or principal, (a) up to 15,000,000 shares (the “Common Placement Shares”) of the Company’s shares of common stock, par value $0.01 per share (the “Common Stock” and together with the Preferred Stock, as hereinafter defined, the “Shares”), and (b) (i) up to 1,250,000 shares of the Company’s 8.625% Series A Cumulative Preferred Stock (“Series A Preferred Stock”), and (ii) up to 2,000,000 shares of the Company’s 6.25% Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”or the “Preferred Placement Shares” and together with the Common Placement Shares, the “Placement Shares”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the number of Shares issued and sold under this Agreement shall be the sole responsibility of the Company, and CF&Co shall have no obligation in connection with such compliance. The issuance and sale of Shares through CF&Co will be effected pursuant to the Registration Statement (as defined below) filed by the Company with the Securities and Exchange Commission (the “SEC”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue the Shares.

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the SEC a registration statement on Form S-3 (File No. 333-143173), including a base prospectus, relating to certain securities, including the Shares to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”). The Company has prepared a prospectus supplement specifically relating to the Shares (the “Prospectus Supplement”) to the base prospectus included as part of such registration statement. The Company has furnished to CF&Co, for use by CF&Co, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Shares. Except where the context otherwise requires, such registration statement, as amended when it became effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the SEC pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act, is herein called the “Registration Statement.” The base prospectus, including all documents incorporated therein by reference, included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such prospectus and/or Prospectus Supplement have most recently been filed by the Company with the SEC pursuant to Rule 424(b) under the Securities Act, together with any “issuer free writing prospectus,” as defined in Rule 433 of the Securities Act Regulations (“Rule 433”),

relating to the Shares that (i) is required to be filed with the SEC by the Company or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i), in each case in the form filed or required to be filed with the SEC or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g), is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the SEC deemed to be incorporated by reference therein. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the SEC pursuant to its Electronic Data Gathering Analysis and Retrieval System (“EDGAR”).

2. Placements. Each time that the Company wishes to issue and sell Shares hereunder (each, a “Placement”), it will notify CF&Co by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Placement Shares to be issued, the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from CF&Co set forth on Schedule 2, as such Schedule 2 may be amended from time to time. The Placement Notice shall be effective upon receipt by CF&Co unless and until (i) in accordance with the notice requirements set forth in Section 4, CF&Co declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Shares have been sold, (iii) in accordance with the notice requirements set forth in Section 4, the Company suspends or terminates the Placement Notice, (iv) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, or (v) the Agreement has been terminated under the provisions of Section 11. The amount of any discount, commission or other compensation to be paid by the Company to CF&Co in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 3. It is expressly acknowledged and agreed that neither the Company nor CF&Co will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to CF&Co and CF&Co does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

3. Sale of Placement Shares by CF&Co Subject to the terms and conditions herein set forth, upon the Company’s issuance of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, CF&Co, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the New York Stock Exchange (the “Exchange”), to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. CF&Co will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the prices at which such Placement Shares were sold, the gross proceeds from such sales, the compensation payable by the Company to CF&Co pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by CF&Co (as set forth in Section 5(a)) from the gross proceeds that it receives from such sales. With the prior consent of the Company and subject to the terms of the Placement Notice, CF&Co may sell Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the Exchange, on any other existing trading market for the Common

Shares or to or through a market maker. After consultation with the Company and subject to the terms of the Placement Notice, CF&Co may also sell Placement Shares in privately negotiated transactions. The Company acknowledges and agrees that (i) there can be no assurance that CF&Co will be successful in selling Placement Shares, and (ii) CF&Co will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by CF&Co to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Exchange, to sell such Placement Shares as required under this Section 3. For the purposes hereof, “Trading Day” means any day on which the Common Shares are purchased and sold on the principal market on which the Common Shares are listed or quoted.

4. Suspension of Sales. The Company or CF&Co may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of Placement Shares; provided, however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Each of the parties agrees that no such notice under this Section 4 shall be effective against the other unless it is made to one of the individuals named on Schedule 2 hereto, as such Schedule may be amended in writing from time to time.

5. Settlement.

(a) Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the third (3rd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by CF&Co at which such Placement Shares were sold, after deduction for (i) CF&Co’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, (ii) any other amounts due and payable by the Company to CF&Co hereunder pursuant to Section 7(h) (Expenses) hereof, and (iii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

(b) Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting CF&Co’s or its designee’s account (provided CF&Co shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form. On each Settlement Date, CF&Co will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, that in addition to and in no way limiting the rights and obligations set forth in Section 9(a) (Indemnification and Contribution) hereto, it will hold CF&Co harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company; provided, that under no circumstances will CF&Co be entitled to any commission, discount or other compensation to which it would have been entitled absent such default.

6. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, CF&Co that as of the date of this Agreement and as of each Representation Date (as defined in Section 7(n) below) on which a certificate is required to be delivered pursuant to Section 7(n) of this Agreement and as of each Applicable Time, as the case may be:

(a) The Common Stock is currently listed and quoted on the Exchange under the trading symbol “ANH”. The Preferred Stock is currently listed and quoted on the Exchange under the trading symbols “ANHPrA” and

“ANHPrB.” The Company meets the requirements of Form S-3 under the Act and the rules and regulations thereunder (“Rules and Regulations”) including but not limited to the transaction requirements for a primary offering. The Registration Statement shall name CF&Co as underwriter with respect to At The Market transactions, including the Prospectus contained therein, was or will be prepared by the Company in conformity with the requirements of the Act and the Rules and Regulations at the time it was filed with the SEC, and the Company will use its best efforts to cause it to become effective as soon as reasonably practicable. Any amendment or supplement to the Registration Statement or Prospectus required by this Agreement will be so prepared and filed by the Company, and the Company will use its best efforts to cause such amendment or supplement to become effective as soon as reasonably practicable. No stop order suspending the effectiveness of the Registration Statement has been issued, and no proceeding for that purpose has been instituted or threatened by the SEC. Any reference herein to the Registration Statement, the Prospectus, or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated (or deemed to be incorporated) by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the SEC deemed to be incorporated by reference therein. The Prospectus delivered to CF&Co for use in connection with this Agreement will be identical to the version of the Prospectus created to be transmitted to the SEC for filing via EDGAR, except to the extent permitted by Regulation S-T.

(b) Each part of the Registration Statement, when such part became or becomes effective, and the Prospectus, on the date of filing thereof with the SEC and at each Settlement Date, conformed or will conform with the requirements of the Act and the Rules and Regulations; each part of the Registration Statement, when such part became or becomes effective, did not or will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and the Prospectus, on the date of filing thereof with the SEC and at each Settlement Date, did not or will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing representations and warranties in this Section 6(b) shall not apply to statements or omissions in any such document made in reliance on information furnished to the Company by CF&Co in writing for use in the Registration Statement, the Prospectus, or any amendment or supplement thereto.

(c) The documents incorporated by reference in the Registration Statement or the Prospectus, or any amendment or supplement thereto (the “Disclosure Documents”), when they became effective under the Act or were filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, conformed in all material respects with the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstance in which they were made, not misleading; and any further documents so filed and incorporated by reference in the Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the SEC, as the case may be, will conform in all material respects with the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstance in which they were made, not misleading; provided, however, that the foregoing representations and warranties in this Section 6(c) will not apply to statements or omissions in any such document made in reliance on information furnished to the Company by CF&Co in writing specifically stating that is intended for use in any such document.

(d) The financial statements and financial schedules of the Company together with the related notes set forth or incorporated by reference in the Registration Statement and Prospectus, have been and will be prepared in accordance with Regulation S-X under the Act and with GAAP consistently applied at the times and during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or

(ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present and will fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(e) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and Prospectus; and the Company is duly qualified or licensed as a foreign entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure, individually or in the aggregate, to be so qualified and be in good standing would not have a material adverse effect on the assets, business, operations, earnings, properties, condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect”).

(f) (i) The Company has no “subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Act) other than Belvedere Trust Mortgage Corporation (“BTMC”), BT Management Company, L.L.C. (“BT LLC”), BT Management Holding Corporation (“BTMHC”), Belvedere Trust Finance Corporation (“BTFC”), BT Residential Funding Corporation (“BT RFC”), Belvedere Trust Secured Assets Corporation (“BTSAC”), Bella Vista Finance Corporation (“BV Finance”) and Bella Vista Funding Corporation (“BV Funding”) (each a “Subsidiary” and, collectively, the “Subsidiaries”). Each Subsidiary has been duly formed and is validly existing in good standing under the laws of the state of jurisdiction, is duly qualified to do business and is in good standing in each jurisdiction, in which its ownership or lease of property or assets or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect, and has full power and authority necessary to own, hold, lease and/or operate its assets and properties, to conduct the business in which it is engaged and as described in the Prospectus. Except as would not have a Material Adverse Effect, each of the Subsidiaries is in compliance in all material respects with the laws, orders, rules, regulations and directives applicable to it. (ii) Other than the Subsidiaries, the Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity. All of the outstanding equity of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, and are wholly owned by the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or other equity or adverse claims. The Company directly owns 100% of each subsidiary, except BTLLC, which is owned as set forth in the Prospectus. No options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or ownership interests in the Subsidiaries are outstanding.

(g) The Company has good title to all personal property owned by it, free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and defects, except such as are disclosed in the Prospectus or the Disclosure Documents, or such as do not materially and adversely affect the value of such property and do not materially interfere with the use made of such property by the Company; and any real property and buildings held under lease by the Company are held under valid, existing and enforceable leases, with such exceptions as are disclosed in the Prospectus or are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company.

(h) The Company will have, as of the date of the Prospectus, an authorized capitalization as set forth in the Prospectus; all of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable. Except as disclosed in the Prospectus, there are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations, or (iii) obligations of the Company to issue any shares of capital stock, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options.

(i) The Placement Shares, when issued and sold pursuant to a Placement Notice issued in accordance with the terms of this Agreement, will be duly authorized and, when issued and duly delivered against payment therefor as contemplated by this Agreement, will be validly issued, fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, except for liens or encumbrances created under state or federal securities laws or by the purchaser thereof, and the issuance and sale of the Placement Shares by the Company is not subject to preemptive or other similar rights arising by operation of law, under the articles of incorporation or by-laws of the Company, under any agreement to which the Company is a party. Other than the registration rights granted to Lloyd McAdams and Heather U. Baines as Trustees of the Heather U. Baines and Lloyd McAdams Living Trust dated August 10, 2001 pursuant to the Registration Rights Agreement dated June 13, 2002, there are no persons with registration or other similar rights to have any equity securities, including personal securities which are convertible into or exchangeable for equity securities, registered pursuant to the Registration Statement or otherwise registered by the Company under the Act.

(j) Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, and except as may be otherwise stated in the Registration Statement, Prospectus or Disclosure Documents, there has not been (i) any Material Adverse Effect, whether or not arising in the ordinary course of business, (ii) any transaction, which is material to the Company, contemplated or entered into by the Company which is outside the ordinary course of the Company’s business or (iii) any obligation, contingent or otherwise, directly or indirectly incurred by the Company, which is material to the Company and which is outside the ordinary course of the Company’s business.

(k) There are no actions, suits, proceedings, or, to the knowledge of the Company, inquiries or investigations, pending or, to the knowledge of the Company, threatened against the Company or to which the properties, assets or rights of the Company are subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority, arbitral panel or agency which could result in a judgment, decree, award or order having a Material Adverse Effect.

(l) All legal or governmental proceedings, contracts or documents of a character required to be filed as exhibits to the Registration Statement or to be summarized or described in the Prospectus have been so filed, summarized or described as required, and such descriptions present fairly the information required to be shown.

(m) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity, and except to the extent that the indemnification and contribution provisions of Section 9 hereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

(n) The Company is not in breach of or in default under (nor has any event occurred which with notice, lapse of time, or both would constitute a breach of, or default under) its articles of incorporation or by-laws, or in the performance or observance of any obligation, agreement, covenant or condition contained in any license, indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Company is a party or by which it or its properties is bound, except for such breaches or defaults which would not have a Material Adverse Effect.

(o) The execution, delivery and performance of this Agreement, and consummation of the transactions contemplated hereby will not: (i) conflict with, or result in any breach of, or constitute a default under (nor constitute any event which with notice, lapse of time, or both would constitute a breach of, or default under), (A) any provision of the articles of incorporation or by-laws of the Company, or (B) any provision of any license, indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Company is a party or by which it or its properties may be bound or affected, or under any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Company or (ii) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Company, except in the case of clause (i)(B) and this clause (ii) for such conflicts, breaches, defaults, liens, charges, claims or encumbrances which would not have a Material Adverse Effect.

(p) The Company is in compliance in all material respects with all governmental rules and regulations necessary to conduct the business now operated by it and has not received any notice of changes in existing governmental rules or regulations that, if modified adversely to the Company, would have a Material Adverse Effect.

(q) The Company possesses all certificates, authorizations or permits required to be issued by appropriate governmental agencies or bodies and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit that, if determined or modified adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect.

(r) No approval, authorization, consent or order of or filing with any federal, state or local governmental or regulatory commission, board, body, authority or agency is required in connection with the Company’s consummation of the transactions contemplated by this Agreement, and its sale and delivery of the Placement Shares, other than (i) such as have been obtained, or will have been obtained at the applicable Settlement Date, as the case may be, under the Act, (ii) such approvals as have been obtained, or will have been obtained at the applicable Settlement Date, as the case may be, in connection with the approval of the listing of the Placement Shares on the Exchange, (iii) any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Placement Shares are being offered by CF&Co and (iv) such approvals as may be required by the rules of the Financial Industry Regulatory Authority (“FINRA”).

(s) On the date hereof, and after the date hereof other than as set forth in the Prospectus, to the best of the Company’s knowledge, the Company carries, or is covered by, insurance in such amounts and covering such risks as is prudent, reasonable and customary for companies engaged in similar businesses in similar industries, and such insurance is in full force and effect.

(t) The Company has not, to its knowledge, violated, or received written notice of any violation with respect to, any applicable environmental law applicable to the business of the Company, the violation of which would have a Material Adverse Effect.

(u) BDO Seidman whose reports on the audited financial statements of the Company are filed with the SEC as part of the Registration Statement and Prospectus, is and was, to the Company’s knowledge, during the periods covered by its reports, independent public accountants as required by the Act and the Rules and Regulations.

(v) The Company owns, possesses or can acquire on reasonable terms adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, software and design licenses, trade secrets, manufacturing processes, other intangible property rights and know-how (collectively “Intangibles”) necessary to entitle the Company to conduct its business as described in the Prospectus, and the Company has not received written notice of infringement of or conflict with asserted rights of others with respect to any Intangibles which could have a Material Adverse Effect.

(w) The Placement Shares conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

(x) Except for the stockholder demand provisions of Section 857(f)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company, since its date of inception, has been, and upon the sale of the Placement Shares will continue to be, organized and operated in material conformity with the requirements for qualification and taxation as a “real estate investment trust” (a “REIT”) under Sections 856 through 860 of the Code, for all taxable years commencing with its taxable year ended December 31, 1998. The proposed method of operation of the Company as described in the Prospectus would reasonably be expected to enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code presently in effect, and, to the Company’s knowledge, no actions have been taken (or not taken which are required to be taken) by the Company which would reasonably be expected to cause such qualification to be lost.

(y) The Company is not, and, after giving effect to the offering and sale of the Placement Shares, will not be an “investment company”, or an entity “controlled” by an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

(z) Neither the Company nor any of its affiliates, except for affiliates of the Company who are associated or affiliated with Syndicated Capital, Inc., (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, or the rules and regulations thereunder, or (ii) directly, or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the By-laws of FINRA) any member firm of FINRA.

(aa) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(bb) The Company has filed on a timely basis all necessary federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof and has paid or will pay on a timely basis all taxes shown as due thereon; and no tax deficiency has been asserted against the Company, nor does the Company know of any tax deficiency which is likely to be asserted against it, which if determined adversely to it could have a Material Adverse Effect.

(cc) Neither the Company nor any executive officer or director purporting to act on behalf of the Company, has at any time; (i) made any unlawful contributions to any candidate for political office, or failed to disclose fully any such contributions, or (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law.

(dd) Except as otherwise disclosed in the Prospectus, there are no material outstanding loans or advances or material guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of the members of the families of any of them.

(ee) On each Settlement Date and each Filing Date (as defined in Section 7(m) below), the Company shall be deemed to have confirmed (i) the accuracy and completeness, as of such date, of each representation and warranty made by it in this Agreement, as if each such representation and warranty were made on and as of such date, and (ii) that the Company has complied with all of the agreements to be performed by it hereunder at or prior to such date.

(ff) The execution and filing of Articles Supplementary relating to the Preferred Placement Shares have been duly authorized by the Company and the Articles Supplementary have been executed in accordance with the General Corporation Law of the State of Maryland and have been filed with the Maryland State Department of Assessments and Taxation.

(gg) There has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any effective applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

(hh) The Company has established, maintained, and evaluated “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Company’s Chief Executive Office and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are believed to be effective to perform the functions for which they were established. The Company’s auditors have been advised of (i) any significant deficiencies and material weaknesses known to management in the design or operation of internal controls over financial reporting that are reasonable likely to adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, known to management that involves management or other employees who have a role in the Company’s internal controls over financial reporting. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no changes in internal controls over financial reporting that have materially affected or are reasonably likely to materially affect internal controls over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

7. Covenants of the Company. The Company covenants and agrees with CF&Co that:

(a) Registration Statement Amendments; Payment of Fees. After the date of this Agreement and during any period in which the Prospectus relating to any Placement Shares is required to be delivered by CF&Co under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), (i) the Company will notify CF&Co promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the SEC and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any comment letter from the SEC or any request by the SEC for any amendment or supplement to the Registration Statement or Prospectus or for additional information, (ii) the Company will prepare and file with the SEC, promptly upon CF&Co’s request, any amendments or supplements to the Registration Statement or Prospectus that, in CF&Co’s reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Shares by CF&Co (provided, however, that the failure of CF&Co to make such request shall not relieve the Company of any obligation or liability hereunder, or affect CF&Co’s right to rely on the representations and warranties made by the Company in this Agreement); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus, other than documents incorporated by reference, relating to the Placement Shares or a security convertible into the Placement Shares unless a copy thereof has been submitted to CF&Co within a reasonable period of time before the filing and CF&Co has not reasonably objected in writing thereto (provided, however, that (i) the failure of CF&Co to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect CF&Co’s right to rely on the representations and warranties made by the Company in this Agreement and (ii) the Company has no obligation to provide CF&Co any advance copy of such filing or to provide CF&Co an opportunity to object to such filing if such filing does not name CF&Co or specifically discuss the Placement Shares as contemplated hereby) and the Company will furnish to CF&Co at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will cause each amendment or supplement to the Prospectus, other than documents incorporated by reference, to be filed with the SEC as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act (without reliance on Rule 424(b)(8) of the Securities Act).

(b) Notice of SEC Stop Orders. The Company will advise CF&Co, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any other order preventing or suspending the use of the Prospectus, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose or any examination pursuant to Section 8(e) of the Securities Act, or if the Company becomes the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Shares; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop or other order or to obtain its withdrawal if such a stop or other order should be issued.

(c) Delivery of Prospectus; Subsequent Changes. During any period in which the Prospectus relating to the Placement Shares is required to be delivered by CF&Co under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will comply in all material respects with all requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or the Prospectus to comply with the Securities Act, the Company will promptly notify CF&Co to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement, or file a free writing prospectus applicable to, the Registration Statement or the Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(d) Listing of Placement Shares. During any period in which the Prospectus relating to the Placement Shares is required to be delivered by CF&Co under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will use its commercially reasonable efforts to cause the Placement Shares to be listed on the Exchange and will cooperate with CF&Co to qualify the Placement Shares for sale under the securities laws of such jurisdictions in the United States as CF&Co reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Shares; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign entity or dealer in securities or file a general consent to service of process in any jurisdiction.

(e) Filings with the Exchange. The Company will timely file with the Exchange all documents and notices required by the Exchange of companies that have or will issue securities that are traded on the Exchange.

(f) Delivery of Registration Statement and Prospectus. The Company will furnish to CF&Co and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or the Prospectus that are filed with the SEC during any period in which the Prospectus relating to the Placement Shares is required to be delivered under the Securities Act (including all documents filed with the SEC during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as CF&Co may from time to time reasonably request and, at CF&Co’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made, provided however, that the Company shall not be required to furnish any document (other than the Prospectus) to CF&Co to the extent such document is available on EDGAR. The copies of the Registration Statement and the Prospectus and any supplements or amendments thereto furnished to CF&Co will be identical to the electronically transmitted copies thereof filed with the SEC pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(g) Earnings Statement. The Company will make generally available to its security holders as soon as reasonably practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act. “Earnings statement” and “make generally available” will have the meanings contained in Rule 158 under the Securities Act.

(h) Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, in accordance with the provisions of Section 11 hereunder, will pay all expenses incident to the performance of its obligations hereunder, including, but not limited to, expenses relating to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of the Prospectus and of each amendment and supplement thereto, (ii) the preparation, issuance and delivery of the Placement Shares, (iii) the qualification of the Placement Shares under securities laws in accordance with the provisions of Section 7(d) of this Agreement, including filing fees, (iv) the printing and delivery to CF&Co of copies of the Prospectus and any amendments or supplements thereto, and of this Agreement, (v) the fees and expenses incurred in connection with the listing or qualification of the Placement Shares for trading on the Exchange, and (vi) filing fees and expenses, if any, of the SEC and the FINRA Corporate Financing Department.

(i) Use of Proceeds. The Company will apply the net proceeds from the sale of the Shares to be sold by it hereunder in accordance in all material respects with the statements under the caption “Use of Proceeds” in the Prospectus.

(j) Notice of Other Sales. During the pendency of any Placement Notice given hereunder, the Company shall provide CF&Co notice as promptly as reasonably practicable before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any Common Shares (other than Placement Shares offered pursuant to the provisions of this Agreement) or securities convertible into or exchangeable for Common Shares, warrants or any rights to purchase or acquire Common Shares; provided, that such notice shall not be required in connection with the (i) issuance, grant or sale of Common Shares, options to purchase Common Shares or Common Shares upon the exercise of options or other equity awards pursuant to the any stock option, stock bonus or other stock plan or arrangement then in effect or which the Company may from time to time adopt provided the implementation of such is disclosed to CF&Co in advance, (ii) the issuance of securities in connection with an acquisition, merger or sale or purchase of assets described in the Prospectus, (iii) any Common Shares issuable upon the exchange, conversion, exercise or redemption of or with respect to securities of the Company or rights now or hereafter in effect or outstanding; or (iv) the issuance or sale of Common Shares pursuant to any dividend reinvestment plan that the Company may adopt from time to time provided the implementation of such is disclosed to CF&Co in advance.

(k) Change of Circumstances. The Company will, at any time during a fiscal quarter in which the Company tenders a Placement Notice or sells Placement Shares, advise CF&Co as promptly as reasonably possible prior to the delivery of such Placement Notice, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to CF&Co pursuant to this Agreement.

(l) Due Diligence Cooperation. The Company will cooperate with any reasonable due diligence review conducted by CF&Co or its agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior officers, upon reasonable notice during regular business hours and at the Company’s principal offices, as CF&Co may reasonably request.

(m) Required Filings Relating to Placement of Placement Shares. The Company agrees that on such dates as the Securities Act shall require, the Company will (i) file a prospectus supplement with the SEC under the applicable paragraph of Rule 424(b) under the Securities Act, which prospectus supplement will set forth, within the relevant period, the amount of Placement Shares sold through CF&Co, the Net Proceeds to the Company and the compensation payable by the Company to CF&Co with respect to such Placement Shares, and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.

(n) Representation Dates; Certificate. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and each time the Company (i) files the Prospectus relating to the Placement Shares or amends or supplements the Registration Statement or the Prospectus relating to the Placement Shares (other than a prospectus supplement filed in accordance with Section 7(m) of this Agreement) by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference to the Registration Statement or the Prospectus relating to the Placement Shares; (ii) files an annual report on Form 10-K under the Exchange Act; (iii) files its quarterly reports on Form 10-Q under the Exchange Act; or (iv) files a report on Form 8-K containing amended financial information (other than an earnings release, to “furnish” information pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassifications of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”); the Company shall furnish CF&Co with a certificate, in the form attached hereto as Exhibit 7(n) within three (3) Trading Days of any Representation Date if requested by CF&Co. The requirement to provide a certificate under this Section 7(n) is hereby waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Company files its annual report on Form 10-K. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide CF&Co with a certificate under this Section 7(n), then before the Company delivers the Placement Notice or CF&Co sells any Placement Shares, the Company shall provide CF&Co with a certificate, in the form attached hereto as Exhibit 7(n), dated the date of the Placement Notice.

(o) Legal Opinion. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within four (4) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(n) for which no waiver is applicable, the Company shall cause to be furnished to CF&Co a written opinion of Manatt, Phelps and Phillips, LLP (“Company Counsel”) and DLA Piper US LLP, special Maryland counsel for the Company (“Special Maryland Counsel”), or other counsel satisfactory to CF&Co, in form and substance satisfactory to CF&Co and its counsel, dated the date that the opinions are required to be delivered, substantially similar to the form attached hereto as Exhibit 7(o)(1)(a) and Exhibit 7(o)(1)(b), respectively, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of such opinions for subsequent Representation Dates, counsel may furnish CF&Co with a letter (a “Reliance Letter”) to the effect that CF&Co may rely on a prior opinion delivered under this Section 7(o) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

(p) Comfort Letter. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(n) for which no waiver is applicable, the Company shall cause its independent accountants (and any other independent accountants whose report is included in the Registration Statement or the Prospectus) to furnish CF&Co letters (the “Comfort Letters”), dated the date of the Comfort Letter is delivered, in form and substance satisfactory to CF&Co, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(q) Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, or purchase the Shares to be issued and sold pursuant to this Agreement, or pay anyone any compensation for soliciting purchases of the Shares to be issued and sold pursuant to this Agreement other than CF&Co; provided, however, that the Company may bid for and purchase its Common Shares and other capital shares in accordance with Rule 10b-18 under the Exchange Act.

(r) REIT Treatment. The Company currently intends to continue to elect to qualify as a real estate investment trust under the Code and will use all reasonable efforts to continue to meet the requirements to so qualify for subsequent tax years that include any portion of the term of this Agreement.

(s) Investment Company Act. The Company will conduct its affairs in such a manner so as to reasonably ensure that neither it nor its subsidiaries will be or become, at any time prior to the termination of this Agreement, an “investment company,” as such term is defined in the Investment Company Act, assuming no change in the SEC’s current interpretation as to entities that are not considered an investment company.

(t) Securities Act and Exchange Act. The Company will use its best efforts to comply in all material respects with all requirements imposed upon it by the Securities Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Shares as contemplated by the provisions hereof and the Prospectus.

(u) No Offer to Sell. Other than a free writing prospectus (as defined in Rule 405 under the Securities Act) approved in advance by the Company and CF&Co in its capacity as principal or agent hereunder, neither CF&Co nor the Company (including its agents and representatives, other than CF&Co in its capacity as such) will, directly or indirectly, make, use, prepare, authorize, approve or refer to any free writing prospectus relating to the Shares to be sold by CF&Co as principal or agent hereunder.

8. Conditions to CF&Co’s Obligations. The obligations of CF&Co hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the due performance by the Company of obligations hereunder, and to the continuing satisfaction (or waiver by CF&Co in its sole discretion) of the following additional conditions:

(a) Registration Statement Effective. The Registration Statement shall be effective and shall be available for (i) all sales of Placement Shares issued pursuant to all prior Placement Notices and (ii) the sale of all Placement Shares contemplated to be issued by any Placement Notice.

(b) No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company or any of its subsidiaries of any request for additional information from the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) No Misstatement or Material Omission. CF&Co shall not have advised the Company that the Registration Statement or the Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in CF&Co’s reasonable opinion is material, or omits to state a fact that in CF&Co’s opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(d) Material Changes. Except as disclosed in the Prospectus, there shall not have been any material adverse change, on a consolidated basis, in the authorized equity or long-term debt of the Company or any Material Adverse Effect, or any development that could reasonably be expected to cause a Material Adverse Effect, or any downgrading in or withdrawal of the rating assigned to any of the Company’s securities (other than asset backed securities) by any rating organization or a public announcement by any rating organization that it has under surveillance or review its rating of any of the Company’s securities (other than asset backed securities), the effect of which, in the case of any such action by a rating organization described above, in the reasonable judgment of CF&Co (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the Prospectus.

(e) Legal Opinion. CF&Co shall have received the opinions of Company Counsel and Special Maryland Counsel required to be delivered pursuant Section 7(o) on or before the date on which such delivery of such opinion is required pursuant to Section 7(o).

(f) Comfort Letter. CF&Co shall have received the Comfort Letter required to be delivered pursuant Section 7(p) on or before the date on which such delivery of such Comfort Letter is required pursuant to Section 7(p).

(g) Representation Certificate. CF&Co shall have received the certificate required to be delivered pursuant to Section 7(n) on or before the date on which delivery of such certificate is required pursuant to Section 7(n).

(h) No Suspension. Trading in the Common Shares shall not have been suspended on the Exchange.

(i) Intentionally Omitted.

(j) Securities Act Filings Made. All filings with the SEC required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

(k) Approval for Listing. The Placement Shares shall either have been (i) approved for listing on the Exchange, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Shares on the Exchange at, or prior to, the issuance of any Placement Notice.

(l) No Termination Event. There shall not have occurred any event that would permit CF&Co to terminate this Agreement pursuant to Section 11(a).

9. Indemnification and Contribution.

(a) Company Indemnification. The Company agrees to indemnify and hold harmless CF&Co, the directors, officers, partners, employees and agents of CF&Co and each person, if any, who (i) controls CF&Co within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or (ii) is controlled by or is under common control with CF&Co (a “CF&Co Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative expenses by any governmental agency or body, legal and other expenses incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 9(c)) of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which CF&Co, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (x) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement to the Registration Statement or the Prospectus or in any free writing prospectus or in any application or other document executed by or on behalf of the Company or based on written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify the Shares under the securities laws thereof or filed with the SEC, or (y) the omission or alleged omission to state in any such Registration Statement or amendment or supplement thereto a material fact required to be stated in it or necessary to make the statements in it not misleading, or (z) the omission or alleged omission to state in any such Prospectus or amendment or supplement thereto a material fact required to be stated in it or necessary to make the statements in it, in the light of the circumstances under which they were made, not misleading; provided, however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of Shares under this Agreement and is caused directly or indirectly by an untrue statement or omission made in reliance upon and in conformity with written information relating to CF&Co and furnished to the Company by CF&Co expressly for inclusion in any document as described in clause (x) of this Section 9(a); provided, however, that the indemnity provision contained in this Section 9(a) shall not inure to the benefit of CF&Co or any CF&Co Affiliate with respect to any person asserting such loss, expense, liability, damage or claim which is the subject thereof if the Prospectus or amendment or supplement thereto prepared with the consent of CF&Co and furnished to CF&Co, prior to CF&Co providing written confirmation of the sale of the Shares to such person, corrected any such alleged untrue statement or omission and if CF&Co failed to send or give a copy of the Prospectus or amendment or supplement thereto to such person at or prior to providing written confirmation of the sale of the Shares to such person; provided further that the foregoing proviso shall not apply to At The Market sales wherein the Company failed to send or give a copy of the Prospectus or amendment or supplement thereto to the Exchange or other exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market. This indemnity agreement will be in addition to any liability that the Company might otherwise have.

(b) CF&Co Indemnification. CF&Co agrees to indemnify and hold harmless the Company, its trustees, each officer of the Company that signed the Registration Statement, the and each person, if any, who (i) controls the Company or the within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Company or the (a “Company Affiliate”) against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 9(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information relating to CF&Co and furnished to the Company by CF&Co expressly for inclusion in any document as described in clause (x) of Section 9(a). This indemnity agreement will be in addition to any liability that CF&Co might otherwise have.

(c) Procedure. Any party that proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 9, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 9 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 9 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (iii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (iv) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 9 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

(d) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 9 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or CF&Co, the Company and CF&Co will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than CF&Co, if any), to which the Company and CF&Co may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and CF&Co, on the other. The relative benefits received by the Company on the one hand and CF&Co on the other hand shall be deemed to be in the same proportion as the total net proceeds from the sale of the Placement Shares (before deducting expenses) received by the Company bear to the total compensation received by CF&Co from the sale of Placement Shares on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and CF&Co, on the other, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or CF&Co, on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and CF&Co agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 9(d) shall be deemed to include, for the purpose of this Section 9(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 9(c) hereof. Notwithstanding the foregoing provisions of this Section 9(d), CF&Co shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9(d), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of CF&Co, will have the same rights to contribution as that party, and each trustee of the Company and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 9(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 9(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 9(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 9(c) hereof.

10. Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 9 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of CF&Co, any controlling persons, or the Company (or any of their respective officers, trustees, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

11. Termination.

(a) CF&Co shall have the right by giving notice as hereinafter specified at any time to terminate this Agreement if (i) any Material Adverse Effect, or any development that could reasonably be expected to cause a Material Adverse Effect has occurred, that, in the reasonable judgment of CF&Co, may materially impair the ability of CF&Co to sell the Placement Shares hereunder; (ii) the Company shall have failed, refused or been unable to perform any agreement on its part to be performed hereunder; provided, however, in the case of any failure of the Company to deliver (or cause another person to deliver) any certification, opinion, or letter required under Sections 7(n), 7(o), or 7(p), CF&Co’s right to terminate shall not arise unless such failure to deliver (or cause to be delivered) continues for more than thirty (30) days from the date such delivery was required; or (iii) any other material condition of CF&Co’s obligations hereunder is not fulfilled; or (iv) any suspension or limitation of trading in the Placement Shares or in securities generally on the Exchange shall have occurred. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h) (Expenses), Section 9 (Indemnification), Section 10 (Survival of Representations), Section 16 (Applicable Law; Consent to Jurisdiction) and Section 17 (Waiver of Jury Trial) hereof shall remain in full force and effect notwithstanding such termination.

(b) The Company shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(c) CF&Co shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(d) Unless earlier terminated pursuant to this Section 11, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Shares through CF&Co on the terms and subject to the conditions set forth herein; provided that the provisions of Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(e) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 11(a), (b), (c), or (d) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 7(h), Section 9, Section 10, Section 16 and Section 17 shall remain in full force and effect.

(f) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by CF&Co or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

12. Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing by, unless otherwise specified in this Agreement, and if sent to CF&Co, shall be delivered to CF&Co at Cantor Fitzgerald & Co., 110 East 59th Street, New York, New York 10022, fax no. (212) 829-4972, Attention: ITD-Investment Banking, with copies to Stephen Merkel, General Counsel, at the same address, and DLA Piper US LLP, 1251 Avenue of the Americas, New York, NY 10020, fax no. (212) 884-8494, Attention: Dean M. Colucci; or if sent to the Company, shall be delivered to Anworth Mortgage Asset Corporation, 1299 Ocean Avenue Corporation, Suite 250, Santa Monica, CA 90401, fax no. (310) 434-0070, Attention: Chief Financial Officer, with a copy to Mannatt, Phelps & Phillips, LLP, 11355 West Olympic Boulevard, Los Angeles, California 90064, fax no. (310) 914-5712, Attention: Mark J. Kelson. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and CF&Co and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 9 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that CF&Co may assign its rights and obligations hereunder to an affiliate of CF&Co without obtaining the Company’s consent.

14. Adjustments for Stock Splits. The parties acknowledge and agree that all stock-related numbers contained in this Agreement shall be adjusted to take into account any stock split, stock dividend or similar event effected with respect to the Shares.

15. Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and CF&Co. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

16. Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

17. Waiver of Jury Trial. The Company and CF&Co each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

18. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) CF&Co has been retained solely to act as sales agent in connection with the sale of the Shares and that no fiduciary, advisory or agency relationship between the Company and CF&Co has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether CF&Co has advised or is advising the Company on other matters;

(b) the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; and

(c) the Company has been advised that CF&Co and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that CF&Co has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

20. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

(a) “Applicable Time” means the time of each sale of any Shares or any securities pursuant to this Agreement.

(b) “GAAP” means United States generally accepted accounting principles, consistently applied.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding among the Company and CF&Co, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and CF&Co.

Very truly yours,

ANWORTH MORTGAGE ASSET CORPORATION

By:	/s/ Lloyd McAdams
Name:	Lloyd McAdams
Title:	Chief Executive Officer

ACCEPTED as of the date first-above written:

CANTOR FITZGERALD & CO.

By:	/s/ Jeffrey Lumby
Name:	Jeffrey Lumby
Title:	Senior Managing Director,
Head of Capital Markets Execution

SCHEDULE 1

FORM OF PLACEMENT NOTICE

From:	[ ]
Cc:	[ ]
To:	[ ]
Subject:	Controlled Equity Offering—Placement Notice

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Controlled Equity OfferingSM Sales Agreement between Anworth Mortgage Asset Corporation (the “Company”) and Cantor Fitzgerald & Co. (“CF&Co”) dated May 14, 2008 (the “Agreement”), I hereby request on behalf of the Company that CF&Co sell up to [    ] shares of the Company’s [common stock, par value $0.01 per share]/[8.625% Series A Cumulative Preferred Stock]/[6.25% Series B Cumulative Convertible Preferred Stock], at a minimum market price of $            per share during [insert applicable period].

[Insert other parameters as necessary]

SCHEDULE 2

CANTOR FITZGERALD & CO.

Peter Dippolito (pdippolito@cantor.com)

Joshua Feldman (jfeldman@cantor.com)

Jeffrey Lumby (jlumby@cantor.com)

ANWORTH MORTGAGE ASSET CORPORATION

Lloyd McAdams (lmcadams@cantor.com)

SCHEDULE 3

Compensation

CF&Co shall be paid compensation equal to the sum of up to two percent (2.0%) of the gross proceeds from the sales of Placement Shares sold pursuant to the terms of this Agreement.

Exhibit 7(n)

OFFICER CERTIFICATE

The undersigned, the duly qualified and elected Chief Executive Officer, of ANWORTH MORTGAGE ASSET CORPORATION (“Company”), a Maryland real estate investment trust, does hereby certify in such capacity and on behalf of the Company, pursuant to Section 7(n) of the Sales Agreement dated May 14, 2008 (the “Sales Agreement”) between the Company and Cantor Fitzgerald & Co., that to the knowledge of the undersigned:

(i) The representations and warranties of the Company in Section 6 of the Sales Agreement (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date, and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; and

(ii) The Company has complied with all agreements and satisfied all conditions to be performed or satisfied on its part pursuant to the Sales Agreement at or prior to the date hereof.

By:
	Name:	Lloyd McAdams
	Title:	Chief Executive Officer

Date:

Exhibit 7(o)(1)(a)

MATTERS TO BE COVERED BY INITIAL OPINION OF MANATT, PHELPS AND

PHILLIPS, LLP

Defined terms used in this Exhibit 7(o)(1)(a) have the meaning ascribed to them in the Initial Opinion of Manatt, Phelps and Phillips, LLP of even date herewith.

Subject to certain qualifications and limitations:

1. Each of the Delaware Subsidiaries has been duly incorporated or formed, as applicable, and is validly existing in good standing in the state of Delaware.

2. The Sales Agreement has been duly executed and delivered by the Company.

3. The Sales Agreement constitutes the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. The Company’s execution and delivery of, and performance of its obligations on or prior to the date of this opinion under the Sales Agreement do not (i) violate, breach or result in a default under, any existing obligation of the Company under any agreement filed as an exhibit or incorporated by reference in the Company’s most recent Annual Report on Form 10-K or in the Prospectus, or (ii) to our knowledge, breach or otherwise violate any existing obligation of the Company under any order, judgment or decree of any California or federal court or governmental entity binding on the Company, or (iii) to our knowledge, result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Company, except, with respect to (i), (ii) and (iii) above, for breaches, violations, defaults, liens, charges, claims or encumbrances that would not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by the Sales Agreement.

5. The Registration Statement has become effective under the Securities Act and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued or, to our knowledge, threatened and, to our knowledge, no proceedings for that purpose have been instituted by the Commission.

6. The Registration Statement, including the Prospectus therein, on the date of filing with the Commission, appeared on its face to comply in all material respects with the requirements as to form for registration statements on Form S-3 under the Securities Act and the rules and regulations of the Commission thereunder (except as to the financial statements and other financial and statistical data contained or incorporated by reference therein, as to which we express no opinion).

7. The Company has been incorporated and operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) for its taxable years ended December 31, 1998 through December 31, 2007. The Company’s proposed method of operation (as represented in the Prospectus) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2008 and each taxable year thereafter. The Company’s qualification as a REIT under the Code will depend upon the Company’s ability to meet, through actual operating results, the applicable asset composition, source of income, stockholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for REIT qualification. We will not review such operating results and, accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy the requirements for REIT qualification or will be consistent with the representations made to us with respect thereto.

8. The discussion under the captions “Risk Factors—Risks Related to REIT Compliance and Other Matters” and “Certain Federal Income Tax Considerations” in the Prospectus, to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

9. We do not know of any contract or other document of a character required to be filed as an exhibit to the Registration Statement or required to be described in the Registration Statement or Prospectus, which is not filed or described as required.

In addition, in connection with our participation in the preparation of the Registration Statement and the Prospectus, we have not independently verified the accuracy, completeness or fairness of the statements contained or incorporated therein and the limitations inherent in the examination made by us and the knowledge available to us are such that we are unable to assume, and do not assume, any responsibility for such accuracy, completeness or fairness (except as otherwise specifically stated in paragraph D.7 and D.8 above). However, on the basis of our review and participation in conferences in connection with the preparation of the Registration Statement and the Prospectus, and relying as to materiality to a large extent upon opinions of officers and other representatives of the Company, nothing has come to our knowledge which leads us to believe that the Registration Statement as of its effective date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and nothing has come to our attention which leads us to believe that the Prospectus on the date hereof, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. However, we express no opinion or belief as to any document filed by the Company under the Securities Exchange Act of 1934, as amended, whether before or after the effective date of the Registration Statement, except to the extent that any such document is a document incorporated by reference therein, read together with the Registration Statement and the Prospectus and considered as a whole, nor do we express any opinion or belief as to the financial statements and other financial information contained or incorporated by reference in the Registration Statement, the Prospectus or any document incorporated by reference therein.

Exhibit 7(o)(1)(b)

MATTERS TO BE COVERED BY INITIAL OPINION OF SPECIAL MARYLAND COUNSEL

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland with corporate power and authority to own its properties and to conduct its business as described in the Prospectus and to execute the Sales Agreement and to perform its obligations under the Sales Agreement.

2. The execution, delivery and performance of the Sales Agreement have been duly authorized by all necessary corporate action on the part of the Company and, assuming that it has been executed and delivered by an officer of the Company, the Sales Agreement has been duly executed and delivered by the Company.

3. The Company’s execution and delivery of, and performance of its obligations on or prior to the date of this opinion under, the Sales Agreement do not (i) violate the Company’s Charter or By-Laws, or (ii) breach or otherwise violate any existing obligation of the Company under any order, judgment or decree of any Maryland court or governmental entity known to us to be binding on the Company.

4. Upon due authorization by Board Action of an issuance of Placement Shares, the Placement Shares, when issued and sold by the Company pursuant to a Placement Notice issued in accordance with the terms of the Sales Agreement, will be duly authorized, and, when issued and delivered to and paid for by the purchasers thereof in accordance with the terms of the Sales Agreement and the Placement Notice, will be validly issued, fully paid and nonassessable.